Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results
Tenth Consecutive Quarter of Earnings Per Share Growth
2012 GAAP Earnings Guidance Increased to $1.45 to $1.60 Per Share

LAKE FOREST, Ill., July 26, 2012 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2012:

•	Net earnings of $0.90 per diluted share, increased by 20 percent versus prior year.

•	Net sales, excluding divested operations, declined by 1 percent.

•	Gross margins increased 90 basis points versus the prior year.

•	Operating earnings increased by 6 percent from second quarter 2011.

“Despite challenging global economic conditions, we are pleased to report solid earnings growth in the quarter achieved by continuing to successfully execute our business strategy,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “We are benefiting from strong U.S. retail growth in the aluminum and fiberglass outboard marine markets, and steady fundamentals in the fitness industry. However, weak demand in global fiberglass sterndrive categories has extended into the second quarter, and the overall European marketplace has deteriorated further. Our European sales, excluding divested operations, declined by $41 million or 23 percent in the quarter.”

Second Quarter Results
For the second quarter of 2012, the Company reported net sales of $1,067.0 million, down from $1,096.3 million a year earlier. For the quarter, the Company reported operating earnings of

$114.8 million, which included $1.0 million of restructuring, exit and impairment charges. In the second quarter of 2011, the Company had operating earnings of $107.9 million, which included a $0.3 million gain from restructuring activities.

For the second quarter of 2012, Brunswick reported net earnings of $83.6 million, or $0.90 per diluted share, compared with $69.3 million, or $0.75 per diluted share, for the second quarter of 2011. The earnings per diluted share for the second quarter of 2012 included $0.01 per diluted share of restructuring, exit and impairment charges, a $0.05 per diluted share loss on early extinguishment of debt and a $0.03 per diluted share benefit from special tax items. The earnings per diluted share for the second quarter of 2011 included a $0.02 per diluted share benefit from special tax items and a $0.01 per diluted share loss on early extinguishment of debt.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $508.9 million at the end of the second quarter, up $1.1 million from year-end 2011 levels. This increase reflects the impact of net cash provided by operations and other financing activities, less net cash used for the retirement of debt and other investing activities.

Net debt (defined as total debt, less cash and marketable securities) at the end of the second quarter was $166.4 million, a decrease of $18.6 million from year-end 2011 levels. The decrease in net debt primarily reflects a $17.5 million decrease in debt levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $591.2 million in the second quarter of 2012, up slightly from $589.0 million in the second quarter of 2011. International sales, which represented 34 percent of total segment sales in the quarter, decreased by 9 percent. For the quarter, the Marine Engine segment reported operating earnings of $104.9 million, including restructuring charges of $0.9 million. This compares with operating earnings of $99.9 million in the second quarter of 2011, which included a $0.3 million gain from restructuring activities.

Sales were higher in the segment's parts and accessories and outboard engine businesses in the U.S. This growth was partially offset by sales declines in its global sterndrive engine product category and non-U.S. outboard engine and parts and accessories businesses.

Lower warranty and variable compensation expense, as well as successful cost reduction activities, contributed to the increase in operating earnings in the second quarter of 2012. Partially offsetting these factors was the effect of increased investments for long-term growth and higher material costs.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 18 boat brands. The Boat segment reported net sales of $321.9 million for the second quarter of 2012, a decrease of 10 percent compared with $356.0 million in the second quarter of 2011. International sales, which represented 36 percent of total segment sales in the quarter, decreased by 26 percent during the period. For the second quarter of 2012, the Boat segment reported operating earnings of $8.4 million, including restructuring charges of $0.3 million. This compares with operating earnings of $10.1 million, which included a gain from restructuring activities of $0.1 million, in the second quarter of 2011.

Although the Company's dealers experienced growth at retail, the Boat segment's wholesale shipments decreased during the quarter, compared with the second quarter of 2011, as the seasonal reductions in dealer inventories were greater than the prior year. The decrease in wholesale unit shipments, including significant declines in European markets, and the absence of sales from the Sealine brand (divested on August 30, 2011) were the main factors contributing to the decline in revenues and operating earnings.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the second quarter of 2012 totaled $143.3 million, up one percent from $141.6 million in the second quarter of 2011. International sales, which represented 48 percent of total segment sales in the quarter, decreased by 7 percent. For the quarter, the Fitness segment reported operating earnings of $19.9 million. This compares with operating earnings of $19.1 million in the second quarter of 2011.

Sales increased modestly when compared with the prior year's second quarter, as strong U.S. sales were partially offset by declines in Europe. Operating earnings increased as a result of the sales increase and lower variable compensation expense, partially offset by increased investments for long-term growth.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the second quarter of 2012 totaled $72.6 million, down 6 percent compared with $77.5 million in the prior year's second quarter. International sales, which represented 25 percent of total segment sales in the quarter, decreased by 7 percent. For the quarter, the segment reported operating earnings of $2.4 million, compared with operating earnings of $2.5 million in the second quarter of 2011.

Revenue reductions in the quarter were a function of lower international bowling products sales, fewer retail bowling centers, and a small decline in equivalent center sales. The reduction in operating earnings in the second quarter of 2012 was the result of lower revenues, when compared with 2011, partially offset by improved operating efficiencies.

Outlook
H
“We anticipate continued growth in the aluminum and fiberglass outboard marine retail markets and steady fundamentals in the fitness industry,” McCoy said. “These positive trends, however, are expected to be partially offset by weak demand in fiberglass sterndrive categories. We further anticipate that sales into European markets will remain under significant pressure.

“During the second half of 2012, the successful execution of our strategic initiatives will contribute to strong operating earnings growth for the year. Additionally, we expect our net income for the year to benefit from lower net interest, depreciation and pension expenses, as well as from a lower effective tax rate and reduced restructuring charges.

“After taking all these factors into consideration, we currently expect our 2012 GAAP earnings per share to be in the range of $1.45 to $1.60 per diluted share,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick's website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (866) 700-6979 (passcode: Brunswick Q2). Callers outside of North America should call (617) 213-8836 (passcode: Brunswick Q2) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT on Thursday, Aug. 2, 2012, by calling (888) 286-8010 (passcode: 57481910) or international dial (617) 801-6888 (passcode: 57481910). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick's business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company's ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company's brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company's results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company's stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company's information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company's information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional factors are included in the Company's Annual Report on Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	June 30, 2012	July 2, 2011	% Change

Net sales	$1,067.0	$1,096.3	-3%
Cost of sales	789.7	821.5	-4%
Selling, general and administrative expense	135.5	142.8	-5%
Research and development expense	26.0	24.4	7%
Restructuring, exit and impairment charges (gains)	1.0	(0.3)	NM
Operating earnings	114.8	107.9	6%
Equity loss	(1.2)	(0.7)	71%
Other income, net	1.6	0.9	78%
Earnings before interest, loss on early extinguishment of debt and income taxes	115.2	108.1	7%
Interest expense	(17.9)	(21.2)	-16%
Interest income	0.7	0.9	-22%
Loss on early extinguishment of debt	(4.4)	(0.9)	NM
Earnings before income taxes	93.6	86.9	8%
Income tax provision	10.0	17.6
Net earnings	$83.6	$69.3	21%

Earnings per common share:
Basic	$0.93	$0.78
Diluted	$0.90	$0.75

Weighted average shares used for computation of:
Basic earnings per common share	89.7	89.3
Diluted earnings per common share	92.4	92.6

Effective tax rate	10.7%	20.3%

Supplemental Information
Diluted earnings per common share	$0.90	$0.75
Restructuring, exit and impairment charges (1)	0.01	—
Loss on early extinguishment of debt (1)	0.05	0.01
Special tax items	(0.03)	(0.02)
Diluted earnings per common share, as adjusted	$0.93	$0.74

NM = not meaningful

(1) The 2012 and 2011 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Comparative Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Six Months Ended
	June 30, 2012	July 2, 2011	% Change

Net sales	$2,041.2	$2,082.2	-2%
Cost of sales	1,527.9	1,571.1	-3%
Selling, general and administrative expense	279.1	283.4	-2%
Research and development expense	50.6	47.8	6%
Restructuring, exit and impairment charges	1.2	5.0	-76%
Operating earnings	182.4	174.9	4%
Equity loss	(2.4)	(0.2)	NM
Other income, net	2.5	0.9	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	182.5	175.6	4%
Interest expense	(36.0)	(44.5)	-19%
Interest income	1.7	1.7	0%
Loss on early extinguishment of debt	(4.4)	(5.2)	-15%
Earnings before income taxes	143.8	127.6	13%
Income tax provision	20.5	30.8
Net earnings	$123.3	$96.8	27%

Earnings per common share:
Basic	$1.38	$1.08
Diluted	$1.34	$1.05

Weighted average shares used for computation of:
Basic earnings per common share	89.6	89.3
Diluted earnings per common share	92.3	92.5

Effective tax rate	14.3%	24.1%

Supplemental Information
Diluted earnings per common share	$1.34	$1.05
Restructuring, exit and impairment charges (1)	0.01	0.05
Loss on early extinguishment of debt (1)	0.05	0.05
Special tax items	(0.02)	(0.02)
Diluted earnings per common share, as adjusted	$1.38	$1.13

NM = not meaningful

(1) The 2012 and 2011 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011
Marine Engine	$591.2	$589.0	0%	$104.9	$99.9	5%	17.7%	17.0%
Boat	321.9	356.0	-10%	8.4	10.1	-17%	2.6%	2.8%
Marine eliminations	(62.0)	(67.8)	-9%	—	—
Total Marine	851.1	877.2	-3%	113.3	110.0	3%	13.3%	12.5%

Fitness	143.3	141.6	1%	19.9	19.1	4%	13.9%	13.5%
Bowling & Billiards	72.6	77.5	-6%	2.4	2.5	-4%	3.3%	3.2%
Pension - non-service costs	—	—	NM	(6.1)	(7.6)	-20%	NM	NM
Corp/Other	—	—	NM	(14.7)	(16.1)	-9%	NM	NM
Total	$1,067.0	$1,096.3	-3%	$114.8	$107.9	6%	10.8%	9.8%

	Six Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011
Marine Engine	$1,080.6	$1,090.1	-1%	$152.8	$157.6	-3%	14.1%	14.5%
Boat	628.3	659.5	-5%	11.2	5.3	NM	1.8%	0.8%
Marine eliminations	(130.6)	(130.2)	0%	—	—
Total Marine	1,578.3	1,619.4	-3%	164.0	162.9	1%	10.4%	10.1%

Fitness	300.4	298.0	1%	43.6	42.5	3%	14.5%	14.3%
Bowling & Billiards	162.5	164.8	-1%	16.8	16.7	1%	10.3%	10.1%
Pension - non-service costs	—	—	NM	(11.8)	(15.2)	-22%	NM	NM
Corp/Other	—	—	NM	(30.2)	(32.0)	-6%	NM	NM
Total	$2,041.2	$2,082.2	-2%	$182.4	$174.9	4%	8.9%	8.4%

(1) Operating earnings (loss) in the second quarter of 2012 includes $1.0 million of pretax restructuring, exit and impairment charges. The $1.0 million charge consists of $0.9 million in the Marine Engine segment, $0.3 million in the Boat segment and $(0.2) million in Corp/Other. Operating earnings (loss) in the second quarter of 2011 includes $(0.3) million of pretax restructuring, exit and impairment charges (gains). The $(0.3) million charge (gain) consists of $(0.3) million in the Marine Engine segment, $(0.1) million in the Boat segment and $0.1 million in the Fitness segment.

(2) Operating earnings (loss) in the first six months of 2012 includes $1.2 million of pretax restructuring, exit and impairment charges. The $1.2 million charge consists of $2.6 million in the Marine Engine segment, $(1.2) million in the Boat segment and $(0.2) million in Corp/Other. Operating earnings (loss) in the first six months of 2011 includes $5.0 million of pretax restructuring, exit and impairment charges. The $5.0 million charge consists of $4.0 million in the Marine Engine segment, $0.9 million in the Boat segment and $0.1 million in the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	June 30, 2012	December 31, 2011	July 2, 2011
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$366.0	$338.2	$527.0
Short-term investments in marketable securities	96.4	76.7	78.8
Total cash, cash equivalents and short-term investments in marketable securities	462.4	414.9	605.8
Restricted cash	20.0	20.0	—
Accounts and notes receivable, net	447.7	346.2	447.2
Inventories
Finished goods	285.1	292.0	261.8
Work-in-process	170.3	167.2	174.5
Raw materials	79.5	73.4	91.0
Net inventories	534.9	532.6	527.3
Deferred income taxes	15.0	14.8	20.8
Prepaid expenses and other	26.1	27.6	29.1
Current assets	1,506.1	1,356.1	1,630.2

Net property	576.9	585.5	603.9

Other assets
Goodwill, net	290.1	290.3	293.1
Other intangibles, net	46.5	49.2	52.9
Long-term investments in marketable securities	46.5	92.9	71.0
Equity investments	42.3	47.7	55.8
Other long-term assets	63.1	72.3	85.1
Other assets	488.5	552.4	557.9

Total assets	$2,571.5	$2,494.0	$2,792.0

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$7.1	$2.4	$1.7
Accounts payable	321.6	282.0	324.7
Accrued expenses	569.3	623.7	641.5
Current liabilities	898.0	908.1	967.9

Long-term debt	668.2	690.4	785.2
Other long-term liabilities	846.9	864.6	828.5
Shareholders' equity	158.4	30.9	210.4

Total liabilities and shareholders' equity	$2,571.5	$2,494.0	$2,792.0

Supplemental Information
Debt-to-capitalization rate	81.0%	95.7%	78.9%
Cash and cash equivalents	$366.0	$338.2	$527.0
Short-term investments in marketable securities	96.4	76.7	78.8
Long-term investments in marketable securities	46.5	92.9	71.0
Total cash and marketable securities	$508.9	$507.8	$676.8

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Six Months Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities
Net earnings	$123.3	$96.8
Depreciation and amortization	47.5	53.9
Pension funding, net of expense	(9.4)	(5.0)
Gains on sale of property, plant and equipment, net	(3.2)	(10.0)
Long-lived asset impairment (gains) charges	(2.1)	0.4
Deferred income taxes	4.7	14.7
Loss on early extinguishment of debt	4.4	5.2
Changes in certain current assets and current liabilities	(129.1)	(109.4)
Income taxes	4.5	7.3
Other, net	4.6	27.3
Net cash provided by operating activities	45.2	81.2

Cash flows from investing activities
Capital expenditures	(38.2)	(31.8)
Purchases of marketable securities	(123.1)	(125.3)
Sales or maturities of marketable securities	148.2	79.3
Investments	2.1	(0.4)
Proceeds from sale of property, plant and equipment	18.1	16.2
Other, net	3.0	7.0
Net cash provided by (used for) investing activities	10.1	(55.0)

Cash flows from financing activities
Net issuances (payments) of short-term debt	0.7	(0.3)
Payments of long-term debt including current maturities	(25.1)	(44.7)
Net premium paid on early extinguishment of debt	(3.7)	(5.2)
Net proceeds from stock compensation activity, including excess tax benefits	0.6	4.2
Other, net	—	(4.6)
Net cash used for financing activities	(27.5)	(50.6)

Net increase (decrease) in cash and cash equivalents	27.8	(24.4)
Cash and cash equivalents at beginning of period	338.2	551.4
Cash and cash equivalents at end of period	$366.0	$527.0

Free Cash Flow
Net cash provided by operating activities	$45.2	$81.2

Net cash provided by (used for):
Capital expenditures	(38.2)	(31.8)
Proceeds from sale of property, plant and equipment	18.1	16.2
Other, net	3.0	7.0
Total free cash flow	$28.1	$72.6